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                                                                    Exhibit 10.7

                              AMENDED AND RESTATED
                    EXECUTIVE STOCK OWNERSHIP PLAN AGREEMENT


         THIS AGREEMENT made and entered into this _____ day of March, 2003, as an amendment and restatement of Agreement dated March 28, 2002, by and between:


                          CITIZENS FIRST BANCORP, INC.,
                             a Delaware corporation,

                                              "Company",
----------------------------------------------

                  and

                  MARSHALL J. CAMPBELL,
                  --------------------
                                                    "Campbell".


                          W I T N E S S E T H  T H A T:

         WHEREAS, Company and its wholly owned subsidiary, Citizens First Savings Bank, "Bank," believe that it is in Company's best interest to align the financial interests of all employees of Company and Bank, including Campbell, with the financial interests of Company's shareholders;

         WHEREAS, Campbell has been excluded as a participant under Bank's Employee Stock Ownership Plan (the "ESOP"), thereby increasing the number of Company shares to be allocated annually among the other employees of Company and Bank;

         WHEREAS, Company wishes to provide to Campbell the stock benefits he would have received under the ESOP, and to do so without the limitations on the amount of Campbell's compensation that may be taken into account;

         NOW THEREFORE it is hereby agreed that:

         1. Establishment of Account. Company shall establish a bookkeeping


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account in the name of Campbell (the "Account") to which it shall credit deferred compensation units ("Units") on the terms and conditions set forth herein.

         2. Number of Units; Timing of Crediting of Units.

         (a) The number of Units to be credited to the Account shall be the number of common shares of Company that would have been allocated to Campbell under the Citizens First Savings Bank Employee Stock Ownership Plan (the "ESOP") if he were a participant thereof commencing as of March 7, 2001, rounded to the nearest whole number of shares; provided that in computing the number of shares which would have been allocated under the ESOP (1) the limitations on Annual Additions and the limitations of Code Section 401(a)(17) shall be disregarded; and (2) "Compensation" shall mean Campbell's wages for the applicable year from Company and Bank within the meaning of Internal Revenue Code ("Code")
         Section 3401(a) (for purposes of income tax withholding at the source) but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed, plus all amounts which are contributed by Campbell pursuant to a salary reduction agreement which are not includable in the gross income of Campbell under Code Section 125, 132(F)(4), and 402(e)(3), plus all amounts electively deferred by Campbell under all non-qualified plans maintained by Company and/or Bank.

         (b) Company shall credit to the Account the number of Units determined pursuant to subsection (a) above (the "Yearly Credited Units") at the later of (i) March 31 of each year with regard to the prior year ended December 31, or (ii) ten days after the date the allocation report for participants under the ESOP is delivered to the ESOP Trustee with regard to such prior year (the later of (i) or (ii) will be referred to herein as the "Yearly Credit Date").

         3. Adjustments to Account; Dividends. During the term of this Agreement the number of Units credited to the Account shall be adjusted to reflect stock splits (if any) or other changes in the capital structure of Company, so that the number of Units credited to the Account is equal to the number of common shares of Company a participant in the ESOP would have allocated to his ESOP account at any time, assuming the same number of shares had been allocated to his ESOP account. In the event dividends are declared on the common shares of Company, additional Units shall be credited to the Account, on the same date as dividends are paid in cash to Company's other stockholders, equal to the amount of the dividend per share times the number of Units credited to the Account on the dividend payment date divided by the



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closing price of the common shares on the public exchange on which the shares primarily trade (currently NASDAQ) as of the dividend payment date; provided that additional Units shall also be credited to the Account on each Yearly Credit Date to reflect dividends attributable to the Yearly Credited Units in accordance with the foregoing formula for all dividends paid by Company after the December 31 immediately preceding such Yearly Credit Date and on or before such Yearly Credit Date.

         4. Vesting. One hundred percent of the Account shall be vested and non-forfeitable on the occurrence of any of the following dates or events:

            a)  January 31, 2007;

            b)  Campbell's death;

            c)  Campbell's Disability;

            d) In the event of a "Change in Control" as defined in Employment Agreement dated February 1, 2002 between Campbell and Company.

As used herein Disability means a determination by, evidenced by written documentation from, a licensed medical doctor or doctor of osteopathy selected by Company's Compensation Committee, of Campbell's inability to perform the normal functions of his position.

         5. Terminating Events. The following events are "Terminating Events":

            a)  Campbell's death.

            b)  Campbell's retirement.

            c)  Campbell's termination of employment with Company or Bank.

            d) Termination of this Agreement by action of Company's Board of Directors on or after the date Campbell's interest in this Agreement becomes completely vested pursuant to Paragraph 4.

         6. Maximum Shares of Common Stock Subject to Plan. The maximum number of shares of Common Stock which may be credited under the Plan shall be 30,000 shares in the aggregate of common stock of Company. If Units are forfeited or cancelled, the number


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of shares of Common stock underlying any such Units shall again become available for credit of Units under the Plan, unless the Plan shall have been terminated.

         7. Payment of Benefits. Subject to the remainder of this Section 7, the Company agrees to distribute to Campbell the number of common shares of the Company stock equal to the number of Units credited to the Account and vested pursuant to Paragraph 4 as of the date of a Terminating Event. Subject to the remainder of this Section 7, distribution shall be made sixty days after the Terminating Event. Notwithstanding the foregoing, unless and until this Agreement is approved by Company's stockholders, in no event will any common shares be distributed to Campbell pursuant to this Agreement if, and to the extent that, the sum of (A) the total number of common shares previously distributed to Campbell pursuant to this Agreement plus (B) the total number of common shares previously distributed to directors and officers of the Company under any other stock option, purchase plan or other arrangement that has not been approved by Company's stockholders (except broadly based plans or arrangements including other employees) exceeds 25,000 common shares.

         8. Beneficiary. Campbell may designate one or more beneficiaries to whom distributions otherwise due shall be made in the event of his death. Campbell shall have the right to change the designated beneficiary(ies) from time to time; provided, however that any change shall not become effective until received in writing by Company.

         9. Successors. This Agreement shall be binding on the Company's assigns and successors.

         10. Non-Alienation. No right or benefit under this Agreement shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same shall be void. No right or benefit hereunder shall in any manner be subject to the debts, contracts, liabilities or torts of the parties. If Campbell should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber or charge any right or benefit hereunder, then such right or benefit shall, in the discretion of Company, cease, and in such event, Company may hold or apply the same or any


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part thereof for the benefit of Campbell or his beneficiary, spouse or children, in such manner and in such a proportion as Company may deem proper.

         11. Limitations. Nothing in this Agreement shall be construed to:


            a) Grant Campbell any rights whatsoever with respect to shares of common stock of Bank or Company;

            b) Limit in any way the right of Company or Bank to terminate Campbell's employment with Company or Bank at any time; or

            c) Be evidence of any agreement or understanding, express or implied, that Company or Bank will employ Campbell in any particular position or at any particular rate of remuneration or for any particular period of time.

         12. Funding of Payment Obligation. The obligation of Company to make payments pursuant to this Agreement shall constitute an unsecured obligation of Company. Company may establish a bookkeeping reserve or any other funding medium (including obtaining one or more insurance policies) to cover its obligation to make payments and distributions contemplated under this Agreement, but amounts designated in such bookkeeping reserve or contained in any such funding medium as are established, shall remain solely those of Company and shall be subject to the claims of the creditors of Company until actually paid pursuant to the terms hereof. If Company chooses to obtain one or more insurance policies to fund its payment obligation hereunder, Campbell will cooperate in furnishing such information and/or submitting to such physical examinations as may be necessary to obtain such insurance.

         13. Rights as a Shareholder. Campbell will not have any rights of a Company shareholder with respect to the Units in the Account (although Campbell will have the right to receive dividend equivalents as provided in Section 3 above). In order to fund its obligations under this Agreement, Company may issue Common Stock in the name of the trustee of any grantor trust maintained or established by Company for this purpose (any such trust(s) together, the "Trust"). Other than dividend rights, the trustee will have all of the rights of a Company



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shareholder, including voting rights. Any Common Stock deposited in such Trust will be subject to Company's general creditors, including, without limitation, if Company becomes insolvent or has a receiver or a trustee appointed for its assets or becomes involved in a bankruptcy or similar proceeding. Any such Trust and any assets held in such Trust will conform to the terms of the model trust, as described in Rev. Proc. 92-64.

         14. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Michigan applicable to agreements made and to be performed therein.

         15. Severability. In the event any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

         16. Amendment. Subject to any limitations under securities laws or the rules, regulations and guidelines of Nasdaq or any exchange on which Company's Common Stock is traded, the Plan may be amended by the mutual written agreement of Company and Campbell.

         IN WITNESS WHEREOF, the parties hereby have executed this Amended and Restated Executive Stock Ownership Plan Agreement as of the day and year first above written.

                                                    CITIZENS FIRST BANCORP, INC.


                                                    By_________________________

                                                    Its______________________



                                                    ___________________________
                                                    Marshall J. Campbell



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